Exhibit 8.2

Date：August [14], 2025

MEDI Group Limited,

Unit 15-16, 22/F., CEO Tower

77 Wing Hong Street

Cheung Sha Wan

Kowloon, Hong Kong

RE: Legal Opinion on Certain PRC Legal Matters in relation to MEDI Group Limited(the “Company”) and its operating subsidiary in Hong Kong (collectively, the “MEDI Group”)

Dear Sirs/Madams,

A.	INTRODUCTION

1.We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion (“Opinion”) with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”). For the purpose of this Opinion, the PRC excludes the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region, and Taiwan.

2.We are acting as the PRC counsel of MEDI Group Limited(the “Company”) in connection with (a) the proposed initial public offering (the “Offering”) set forth in the Company’s registration statement on Form F-l, including all amendments or supplements thereto (the “Registration Statement”)，filed by the Company with the Securities and Exchange Commission (the “SEC”) in relation to the Offering, and (b) the proposed listing and trading of the Company’ s ordinary shares on the Nasdaq Capital Market (“NASDAQ”).

3.For the purpose of giving this Opinion, we have examined the Registration Statement, Other thanthe Registration Statement,which we have reviewed for the purpose of this letter, we have not reviewed any other document or carried out any other enquiries or investigation (including without limitation, any due diligence on the business and operations of the Company) for the purposes of giving this letter. Our opinion herein is accordingly subject to there not being anything contained in any document not reviewed by us or any information not disclosed to us that may, if so reviewed by or disclosed to us, require us to vary or amend this letter or make any further inquiry or investigation which would, in our judgement, be necessary or appropriate, for the purposes of expressing the opinions set forth.

B.	OPINION

4.Reading together with the qualifications, assumptions and limitations set forth herein, barring any withholding and/or non-disclosure of matters of substance, and paying due regard to the current laws of PRC whereof relevance being duly considered, we opine that:

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which come into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC.

The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in Mainland China seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant Mainland China domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Trial Measures.

We don’t believe that MEDI Group would be deemed as “Indirect Overseas Issuance and Listing” under the Trial Measures, due to the following conditions confirmed by the Company, (i) it currently does not have, nor does it currently intend to establish, any subsidiary nor plan to enter into any contractual arrangements to establish a VIE structure with any entity in the PRC; (ii) it is not controlled by any PRC entity or individual; (iii) it does not have any operation in the PRC, nor does it have any partnership or cooperation with any PRC entity or individual; (iv) it currently does not have, nor does it plan to have, any investment, such as owning or leasing any asset, in the PRC; (v) it has not employed any PRC natural persons; and (vi) no revenue of the Company is generated from the PRC.

We are of the opinion that the Trial Measures do not apply to the Company or its operations, and its listing on the Nasdaq Stock Exchange do not require fulfill the filing procedure to the CSRC.

The above analysis has not been confirmed with the CSRC.

C.	ASSUMPTIONS

5. The opinion set out herein is grounded on the following assumptions:

(a)	the authenticity of the documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies;

(b)	the truthfulness, accuracy and completeness of all corporate minutes, resolutions and documents of or in connection with the Company as they were presented to us;

(c)	that the documents and the corporate minutes and resolutions which have been presented to us remain in full force and effect as of the date hereof and have not been revoked, amended, varied or supplemented, except as noted therein;

(d)	in response to our due diligence inquiries, requests and investigation for the purpose of this Opinion, all the relevant information and materials that have been provided to us by the Company, including all factual statements in the documents and all other factual information provided to us by the Company, and the statements made by the Company and relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e)	that all parties to the documents provided to us in connection with this Opinion have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the laws of the PRC.

(g)	The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this letter). No assumption specified above is limited by reference to any other assumption.

D.	QUALIFICATIONS

6. This Opinion is further subject to the following qualifications:

(a)	disclaimer is expressly proclaimed in respect of any of our liabilities which might be incurred in relation to any part of the Registration Statement other than the narration of PRC laws mentioned in paragraph 4 hereinabove;

(b)	This opinion is presented solely and exclusively based on the description of the business operations of the MEDI Group set forth in the Registration Statement and confirmed to us by the Company.and no view is expressed and/or comment is made in relation to the accuracy and/or the entirety thereof;

(c)	no view is expressed and/or comment is made on the past, present or future financial performance and/or soundness and/or standing or the business prospect be that in terms of success or otherwise of the MEDI Group;

(d)	This Opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC;

(e)	the PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(f)	this Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(g)	this Opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(h)	This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

(i)	Unless otherwise stated herein, this Opinion is issued solely based on the Documents we have received from the Company as of the date hereof, except that we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and Governmental Agencies.

(j)	except as may be expressly described herein, we have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel in giving this letter and no inference as to our knowledge of the existence or absence of any fact shall be drawn from our representation of the Company or the rendering of this Opinion.

(k)	We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising PRC law in PRC.

E.	OTHERS

7. We do not purport to be expert on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the laws of the PRC and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.This opinion is delivered solely for the purpose of and in relation to the Transaction and the Registration Statement publicly filed with the Commission and may not be used and may not be relied upon for any other purpose without our prior written consent.

8. Except with our prior written consent or consented herein, this opinion is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the Company for any other purpose and may not be filed with any governmental agency or authority or quoted in any public document, save that to the extent required by any law or regulation or court order or in connection with any judicial proceeding or in seeking to establish any defence in any legal or regulatory proceeding or investigation relating to the matters set out herein. Our liability under this letter shall not exceed the amount of legal fees received by us from the Company in relation to the Transaction.

9. This opinion is given in respect of the laws of PRC which are in force at, and is based upon facts and circumstances in existence at 17:30PM PRC time on the date of this opinion. We assume no obligation to update this opinion for any changes in the laws of PRC or other events or circumstances that occur after 17:30PM PRC time on the date of this opinion.

10.We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

/s/ Guangdong Wesley Law Firm
Guangdong Wesley Law Firm

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